Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Thursday, January 19, 2006

(713) 651-4300

KEY ENERGY PROVIDES DECEMBER RIG AND TRUCKING HOURS

AND SELECTED FINANCIAL DATA

HOUSTON, TX, January 19, 2006 – Key Energy Services, Inc. (Pink Sheets: KEGS) today provided its December 2005 rig and trucking hours and unaudited selected financial data for the month ended November 30, 2005.

OPERATING UPDATE

The Company experienced the expected seasonal decrease in activity due to holidays and fewer daylight hours; however, activity levels and business fundamentals remain strong.

	For the month ending
	December 31, 2005	November 30, 2005	December 31, 2004
Working Days	20	20	20
Rig Hours	209,648	214,625	199,346
Trucking Hours	194,498	201,855	226,368

The Company calculates working days as total weekdays for the month less any company holidays that occur during the month. For the month of January 2006, there are 21 working days.

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the month ended November 30, 2005. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Month Ended November 30, 2005
(In thousands - Unaudited)
Select Statement of Operations Data:

Revenue:
Well servicing	$82,654
Pressure pumping	15,363
Fishing and rental services	7,038
Other	171
TOTAL REVENUE	$105,226

Costs and Expenses:
Well servicing	$53,420
Pressure pumping	9,034
Fishing and rental services	4,266
General and administrative (1)	16,178
Interest (2)	3,288
Loss on retirement of debt (3)	13,281

November 30, 2005
(In thousands - Unaudited)
Select Balance Sheet Data:

Current Assets:
Cash and cash equivalents (4)(5)	$96,267
Accounts receivable, net of allowance for doubtful accounts	207,828
Inventory	19,866
Prepaid expenses and other current assets	21,888
TOTAL CURRENT ASSETS	$345,849

Current Liabilities:
Accounts payable	$88,348
Other accrued liabilities	87,445
Accrued interest	3,220
Current portion of long-term debt and capital lease obligations	10,040
TOTAL CURRENT LIABILITIES	$189,053

Long-term debt, less current portion (6)	$397,000
Capital lease obligations, less current portion	14,080
Non-current accrued expenses	38,733

NOTES

(1)          Includes a $4 million settlement of a litigation matter.

(2)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $148,847 for the month ended November 30, 2005.

(3)          Loss on retirement of debt relates primarily to the call premium associated with the Company’s retirement of its $275 million 8.375% Senior Notes during November 2005.

(4)          Cash and short term investments at January 18, 2006 totaled approximately $105,092,000.

(5)          Capital expenditures were approximately $13,249,000 for the month ended November 30, 2005.

(6)          There were no outstanding borrowings under the Company’s revolving credit facility at January 18, 2006.

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2005. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company will not be able to successfully enter into an interest rate swap which would be a violation under the Company’s senior credit facility;  risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.